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                                                                    Exhibit 3.12

                                 PROMISSORY NOTE



$5,000,000                                           El Dorado Hills, California
                                                                November 1, 1996


          FOR VALUE RECEIVED, the undersigned, Food Extrusion, Inc., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of Monsanto Company ("Monsanto") at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, $5,000,000 or, if less, the aggregate unpaid principal amount of all loans made pursuant to the Letter Agreement dated October 31, 1996 between Borrower and Monsanto (the "Agreement"), in lawful money of the United States of America in immediately available funds, and to pay interest on such principal amount, in like funds, at said office, at the rates per annum, in the case of interest, and on the dates determined pursuant to the Agreement.

          The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

          All borrowings evidenced by this Note and all payments of interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrower under this Note.

          This Note shall be construed in accordance with and governed by the laws of the State of Missouri.

                                                     Food Extrusion, Inc.


                                                     By:  /s/ Daniel McPeak
                                                        -------------------



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                                           Unpaid                 Name of
                                           Principal              Person
      Amount        Payments               Balance                Making
Date  of Loan       of Interest            of Note                Notation